THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

BUFFER DUAL DIRECTION TRIGGER WITH CAP STRATEGY ACCOUNT OPTION(S) RIDER

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail. The manner in which benefits and values are described in the Contract are not modified by this Rider unless indicated herein.

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

TABLE OF CONTENTS

SECTIONS	[PAGE(S)]
Rider Data Page:	[2	]
Rider Definitions:	[3	]
Rider Provisions:	[4	]

[1]

RIDER DATA PAGE

RIDER EFFECTIVE DATE: [December 1, 2024]

STRATEGY ACCOUNT OPTION(S) (available under this Rider):

Index	Term		Index Value		Initial Trigger Rate		Minimum Trigger Rate		Initial Cap Rate		Minimum Cap Rate		Buffer Dual Direction Rate
													Negative		Positive
[S&P 500]	[6 Year	]	[1,500	]	[40.00	%]	[30.00	%]	[40.00	%]	[30.00	%]	[-10.00	%]	[10.00	%]
[S&P 500]	[6 Year	]	[1,500	]	[35.00	%]	[25.00	%]	[35.00	%]	[25.00	%]	[-20.00	%]	[20.00	%]

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RIDER DEFINITIONS

For purposes of this Rider, the following definitions apply.

BUFFER DUAL DIRECTION RATE

The Buffer Dual Direction Rate is used to set a range of both a positive and negative change in Index Value to define when the Trigger Rate is used to determine the Index Credit Rate for each Strategy Account Option. Your negative Index performance will equal the negative Index performance in excess of the negative Buffer Dual Direction Rate. You will only incur a loss if the negative Index performance exceeds the negative Buffer Dual Direction Rate. The Buffer Dual Direction Rates are shown on the RIDER DATA PAGE for a Strategy Account Option and are guaranteed not to change for the life of the Contract so long as We continue to offer the Strategy Account Option.

CAP

The Cap limits the amount of interest that may be credited to each Strategy Account Option up to and including the Cap Rate referenced on the RIDER DATA PAGE. The Initial Cap Rate applicable to each Strategy Account Option is shown on the RIDER DATA PAGE and is guaranteed for one Term from the Rider Effective Date. We may declare new Cap Rates that will apply to the renewal of each Strategy Account Option after the initial Term. Renewal Cap Rates may be higher or lower than the Initial Cap Rate but will never be lower than the corresponding Minimum Cap Rate shown on the RIDER DATA PAGE.

INDEX CREDIT

The Index Credit is the amount of Index interest credited to a Strategy Account Option(s) on the Term End Date. The Index Credit may be positive, negative, or zero. The Index Credit Rate is a factor used in the calculation of the Index Credit for each Strategy Account Option(s) shown on the RIDER DATA PAGE.

INDEX VALUE

The Index Value is the value of the Index that is published by the Index provider at the close of each Business Day. The Index Value on any day that is not a Business Day is the value of the Index at the end of the previous Business Day. The Index Value(s) as of the Rider Effective Date for all referenced indices are as shown on the RIDER DATA PAGE.

TRIGGER RATE

The Trigger Rate is the rate of interest that will be credited to the Strategy Account Option(s) on the Term End Date, if the change in Index Value is less than or equal to the positive Buffer Dual Direction Rate and greater than or equal to the negative Buffer Dual Direction Rate. The Initial Trigger Rate is shown on the RIDER DATA PAGE and is guaranteed for one Term from the Rider Effective Date. Renewal Trigger Rates may be higher or lower than the Initial Trigger Rate but will never be lower than the corresponding Minimum Trigger Rate shown on the RIDER DATA PAGE.

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RIDER PROVISIONS

On each Term End Date, the Index Credit, if any, will be credited to each Strategy Account Option to which You have allocated Your Contract Value. The Index Credit is calculated based in part on the Index Value on the Term End Date compared to the Term Start Date value of the same Index. Index Credit will vary from Term to Term and will depend upon the Buffer Dual Direction Rate, the Cap Rate, the Trigger Rate, and changes in the Index Values.

CALCULATION OF CHANGE IN INDEX VALUE

On each Term End Date, We will calculate the Change in Index Value of each Strategy Account Option by comparing the Index Value on the Term End Date to the Index Value on the Term Start Date. On each Term End Date, the Change in Index Value equals:

(Index Value on Term End Date – Index Value on Term Start Date)

Index Value on Term Start Date

CALCULATION OF INDEX CREDIT RATE

The change in Index Value will then be adjusted by the Cap Rate, Trigger Rate, or the negative Buffer Dual Direction Rate, if applicable, to determine the Index Credit Rate used to calculate the Index Credit for each Strategy Account Option for that Term as described below:

1.

If the calculated change in Index Value is greater than the positive Buffer Dual Direction Rate shown on the RIDER DATA PAGE, the Index Credit Rate equals the lesser of the change in Index Value or the Cap Rate; or

2.

If the calculated change in Index Value is less than or equal to the positive Buffer Dual Direction Rate and greater than or equal to the negative Buffer Dual Direction Rate shown on the RIDER DATA PAGE, the Index Credit Rate equals the Trigger Rate; or

3.	If the calculated change in Index Value is less than the negative Buffer Dual Direction Rate, the Index Credit Rate equals the change in Index Value plus the positive Buffer Dual Direction Rate.

CALCULATION OF INDEX CREDIT

Index Credit on the Term End Date equals the Strategy Base as of the day prior to the Term End Date multiplied by the Index Credit Rate.

TERMINATION

The Rider will terminate on the date the Contract terminates.

Signed for the Company to be effective on the Rider Effective Date.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

© The United States Life Insurance Company in the City of New York. All Rights Reserved.

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